EXHIBIT D-21


HUNTON &
WILLIAMS


                                                   LINDA L. WALSH
                                                   DIRECT DIAL: 202 o 955 o 1526
                                                   EMAIL: lwalsh@hunton.com
December 15, 2000
                                                   FILE NO: 57007.000001
BY HAND

The Honorable David P. Boergers, Secretary
Federal Energy Regulatory Commission
888 First Street, NE
Washington, D.C. 20426

          RE: AMERICAN TRANSMISSION COMPANY LLC, SECTION 205 OPEN ACCESS TRANSMISSION RATE FILING AND REQUEST FOR EXPEDITED CONSIDERATION,
               DOCKET NO. ER01-    -000
                               ----

Dear Mr. Boergers:

     Pursuant to Section 35.13 of the Commission's Regulations, 18 C.F.R. ss.
35.13 (1999), the American Transmission Company LLC (ATCLLC) is hereby filing proposed Open Access Transmission rates for Commission acceptance under Section 205 of the Federal Power Act (FPA). Because ATCLLC must begin operations by January 1, 2001, ATCLLC requests the following expedited consideration of this filing:

     1. waiver of the 60-day notice requirement such that the proposed rates herein can be made effective on January 1, 2001;

     2. expedited consideration of this filing, including a shortened notice period, if necessary, to enable the Commission to issue an order accepting the proposed rates as soon as reasonably possible within the 60-day notice period; and 1

     3. waiver of the Commission's Part 35 filing requirements and Order No. 614 to allow ATCLLC to incorporate by reference testimony and exhibits filed by ATCLLC on July 31, 2000, in Docket No. ER00-3316-000, in support of the rates proposed herein.


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1    ATCLLC is sending a copy of this filing to the entities listed in
Attachment 2 (entities who were sent copies of ATCLLC's July 31, 2000 rate filing) and to the entities on the official service list in Docket No. ER00-3316-000.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 2

     1999 Wisconsin Act 9 ("Act 9") requires that ATCLLC apply for all state and federal approvals necessary so that it can begin operations by January 1, 2001.2 ATCLLC is submitting these newly proposed rates based on the testimony and cost support that it filed on July 31, 2000, in Docket No. ER00-3316-000 and intends to begin operations on January 1, 2001 based on this rate filing and the requested waivers.

                                I. INTRODUCTION

     On December 14, 2000, the Commission issued an order in Docket No. ER00-3316-000, Accepting in Part and Rejecting in Part Filing of Open Access Transmission Tariff. In that order, the Commission accepted ATCLLC's proposed open access transmission tariff (OATT) with certain clarifications and modifications, as consistent with or superior to the Commission's pro forma tariff. American Transmission Company LLC, 93 FERC P. 61,267 (2000) (Slip op. at
13). The Commission accepted the OATT to be effective on the date the associated rates become effective. With respect to the ATCLLC's proposed rates, however, the Commission stated that certain aspects of ATCLLC's rate proposal deemed to be rate "incentives," such as the capital expansion adder and shortened depreciation life for new transmission facilities, were only available in the context of RTOs. As a result, the Commission stated that it would reject the rate proposal, without prejudice to ATCLLC's submitting a new FPA Section 205 rate filing. ATCLLC is now submitting a new FPA Section 205 rate filing without the capital expansion adder and shortened depreciation life proposals. The proposed rates reflect a reduction of approximately 5% from the rates proposed in the July 31, 2000 filing, but are otherwise identical to the rates proposed in ATCLLC's July 31, 2000 filing. Other rate issues raised by intervenors in the July 31, 2000 filing have already been fully briefed in Docket No. ER00-3316-000. ATCLLC believes that those issues can be summarily resolved on the record in that proceeding.


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2    1999 Wisconsin Act 9 took effect on October 29, 1999. Wis. Stats.ss.
196.485(5)(a)(5) (hereinafter referred to as Act 9), as amended April 12, 2000 A copy of the relevant portions of the legislation and the amendment are included as Appendix 5 in the July 31, 2000 rate filing. A public utility affiliate that irrevocably commits to contribute its facilities to ATCLLC and does not complete the contribution of transmission facilities to the transmission company in accordance with section 196.485(5)(a)(2) will be subject to a penalty of $25,000 for each day that the contribution is delayed, if the transmission company is legally able to accept the contribution. Wis. Stats.ss. 196.485(8).


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The Honorable David P. Boergers, Secretary
December 15, 2000
Page 3


     ATCLLC initially made its rate filing in July 2000 to allow time for ATCLLC to obtain all required regulatory approvals in time to begin operations. Because of the Commission's rejection of the entire rate filing (as opposed to rejection of only the objectionable portions), ATCLLC now finds itself without the necessary FERC authorization to begin operations on January 1, 2001. With this filing and request for waiver of the 60-day notice period, ATCLLC intends to begin operations on January 1, 2001, assuming it receives the other necessary federal and state authorizations. This letter, and the testimony that supports it, demonstrate that the proposed OATT rates are just and reasonable and should be accepted for filing without a hearing, with an effective date of January 1, 2001.

                                 II. BACKGROUND

     ATCLLC is a Wisconsin limited liability company created in accordance with Wisconsin State law as a single-purpose, for-profit transmission company to own and operate transmission facilities in portions of Wisconsin and other states in which facilities are contributed. Act 9 provides that Wisconsin public utility affiliates of Wisconsin holding companies (WPL, WEPCO and WPS) have until January 1, 2001 to make "an unconditional, irrevocable and binding commitment" to contribute their transmission facilities to ATCLLC and to complete the contribution. Upon completion of the contributions, their holding company parents will obtain relief from the limits Wisconsin law now places on investments in non-utility assets.

     Currently, six utilities will contribute their transmission facilities on January 1, 2001 (Day 1 of operations). Those utilities are Wisconsin Electric Power Company (WEPCO), Edison Sault Electric Company (ESE), Wisconsin Power & Light Company (WPL), South Beloit Water, Gas and Electric Company (SBWGE), Madison Gas and Electric Company (MGE), and Wisconsin Public Service Corp.
(WPS). Each utility has already received Section 203 approval from the Commission authorizing the transfer of ownership and operation to ATCLLC on January 1, 2001.3


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3    Wisconsin Electric Power Company, 90 FERC P. 61,346 (2000); Wisconsin
Power & Light Company, 90 FERC P. 61,347 (2000); Madison Gas & Electric Company and Wisconsin Public Service Corp. 91 FERC P. 61,215 (2000); South Beloit Water, Gas & Electric Company, 92 FERC P. 62,266 (2000); Edison Sault Electric Company, 93 FERC P. 61,146 (2000).

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 4


     Act 9 was enacted as a progressive step to meet the reliability and competitive needs of the State of Wisconsin by: 1) creating a single transmission system without pancaked rates; 2) encouraging creation of a regional grid; 3) simplifying administration of the highly constrained MAPP-MAIN Interface by eliminating the multiple ownership of the MAIN side of the interface;4 4) increasing access from the south and west by creating incentives to improve overall import capability; and 5) preserving the value of the current owners' investments in the transmission system without write-up of the value of the assets.

     Act 9 will further the Commission's goals in Order Nos. 888 and 2000. ATCLLC will take the functional unbundling requirement a step further by separating transmission from generation and distribution, into a separate corporation. In addition, by combining the transmission systems of several utilities, ATCLLC will provide operational benefits, such as internalizing loop flows, eliminating constraints, and calculation of available transmission capability on a system-wide basis.

     Act 9 requires that ATCLLC become a member of the Midwest Independent Transmission System Operator, Inc. (Midwest ISO), or its successor.5 ATCLLC's forming members, WPS, WEPCO, WPL, MGE are currently transmission-owning members of the Midwest, ISO and WPPI is a transmission dependent member. On July 27, 2000, ATCLLC was granted membership in the Midwest ISO in its own right.

                            III. SUMMARY OF TESTIMONY

     In support of this filing, ATCLLC relies on testimony and exhibits from three witnesses filed on July 31, 2000, in Docket No. ER00-3316-000. First, John
E. Ebright, then Vice President-Finance and Treasurer for ATCLLC, discusses the development of the operating budget and start-up costs (ATC-1). Mr. Ebright sponsors the "A" cost statements and calculates the inputs to the Midwest ISO rate formula to arrive at ATCLLC's revenue requirement. Second, Malcolm L.


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4    Wisconsin is split between two reliability councils (MAPP on the west and
MAIN on the east). Currently there is limited transfer capacity between the MAPP/MAIN interface. See Wisconsin Electric Power Company, 62 FERC P. 61,142
(1993); reh'g denied.

5    Regional Transmission Organizations, Order No. 2000, 65 Fed. Reg. 809,
Regulations Preambles, FERC Stats. & Regs. P. 31,089, order on reh'g, Order No. 2000-A, 65 Fed. Reg. 12088, Regulations Preambles, FERC Stats. & Regs. P. 31,092
(2000).


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The Honorable David P. Boergers, Secretary
December 15, 2000
Page 5


Bertsch sponsors the ATCLLC's OATT, the proposed transmission rates, Schedule 1 charges, and the "B" cost statements (ATC-5 through ATC-10). Mr. Bertsch describes the Midwest ISO formula rate and the development of ATCLLC's proposed recovery for start-up costs. In addition, Mr. Bertsch describes the methodology for the proposed true-up for the first year rates to capture any over- or under-estimation in ATCLLC's first year operating budget. Finally, Dr. William
E. Avera develops the reasonable range for ATCLLC's proposed return on equity (ATC-11).

                      IV. DESCRIPTION OF THE PROPOSED RATES

     ATCLLC will provide network and point-to point transmission service for a single-system rate based on the location of the load being served. By combining the transmission systems of six utilities, ATCLLC will eliminate rate pancaking over a large area. For example, prior to ATCLLC, a transaction from Green Bay to Madison would have involved at least two separate transmission rates. Under the ATCLLC OATT, that transaction will involve only one transmission rate.

     ATCLLC's proposed transmission rates are calculated using substantially the same rate formula contained in the Midwest ISO OATT, subject to a 5-year phase-in period for ATCLLC's single zone network rate.6 ATCLLC's OATT will contain a single system-wide rate for "through" and "out" point-to-point transmission service. ATCLLC will be a single zone for purposes of the Midwest ISO's license plate pricing. To mitigate rate shock, ATCLLC will administer a license plate rate (statutorily required for network rates in Eastern Wisconsin) that will be phased-in to a single network rate over a five-year period. The phase-in is triggered if any single utility rate differs from the average ATCLLC rate by more than 10%.7 In this regard, Act 9 requires that ATCLLC must elect to be included in the Midwest ISO as a single zone for pricing purposes, subject to FERC approval.


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6    Midwest Independent Transmission System Operator, Inc., 84 FERCP. 61,231
(1998), on reh'g 85 FERCP. 61,372, order on compliance, 87 FERCP. 61,085 (1999).
Using the Midwest ISO Tariff and rate formula as the model for the ATCLLC transmission rates is appropriate because Wisconsin law requires ATCLLC to join the Midwest ISO as a transmission owner under the Midwest ISO Tariff. Wis. Stats. 196.485(3m)(a)1.d.

7    Wis. Stats ss. 196.485(3m)(a)4. As shown below, the phase-in has been triggered, and ATCLLC is hereby proposing network rates that incorporate the phase-in. See Bertsch Testimony, ATC-5 at 14.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 6


     In this filing, ATCLLC is not proposing the capital expansion adder or the shortened depreciation period for new construction as was proposed in Docket No. ER00-3316-000. Consequently, ATCLLC is submitting herewith revised Schedules 7, 8 and 9 of the OATT that reflect rates reduced by approximately 5% from the operation of the Midwest ISO rate formula without these rate treatments. The reduced rates contained in these revised Schedules 7, 8 and 9 are proposed to go into effect on January 1, 2001.

     A.   DESCRIPTION OF MIDWEST ISO RATE FORMULA AND PROPOSED TRUE-UP

     Because ATCLLC is a member in the Midwest ISO, ATCLLC's proposed transmission rates were developed using the rate formula agreed to by the parties in the Midwest ISO rate proceeding, Docket No. ER98-1438, with three adjustments.8 The Midwest ISO formula is a non-customer specific and non-levelized method for allocating transmission costs. The formula also removes transmission investment associated with Generation Step-up Transformers and expenses related to Ancillary Services, such as Account No. 561 (Scheduling, System Control and Load Dispatch).9 The Midwest ISO formula employs a rate year for the twelve-month period June 1 through May 31 and a cost year, which is the calendar year immediately preceding the beginning of the rate year. The formula uses the data from the prior year's Form No. 1 to calculate the rates. For example, the rates that will be in effect from June 1, 2002 to May 31, 2003 will be based on the 2001 Form No. 1.10 ATCLLC is proposing to use its January 1, 2001 plant balance (effectively the same as end-of-year 12/31/00 balance) as an input to the Midwest ISO formula, instead of the end of year 2001 plant balance that ATCLLC used in its July 31, 2000 filing.


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8    Bertsch Testimony, ATC-5, at 4.

9    Id.

10   The Midwest ISO formula template is included in Attachment O to the
OATT, ATC-8. ATCLLC made two tax-related changes to the Midwest ISO formula. First, ATCLLC modified the tax calculation in the Midwest ISO formula (p.v., line 21) to reflect the fact that tax-exempt entities are part owners of ATCLLC. See, e.g., Pine Needle LNG Co., LLC, 75 FERC P. 61,121 at 61,408 (1996). This adjustment has the effect of reducing the tax provision included in rates by the amount of the tax-exempt owners' interest in ATCLLC. See Bertsch Testimony, ATC-5, at 6. Second, ATCLLC modified the income tax portion of the formula to flow back the benefit of excess deferred taxes previously recorded by the contributing utilities.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 7


     To account for the fact that ATCLLC did not operate in the year 2000, and therefore will not have a Form No. 1 for the year 2000 on which to base its 2001 rates, ATCLLC is proposing to use its forecasted budget projections for 2001 rates with a true-up to actual 2001 costs once the 2001 Form No. 1 is available. ATCLLC is proposing the first-year "true-up" to account for any differences between actual results and ATCLLC's budget projections.11 The true-up will correct for any over-collection or under-collection. The revenue requirement difference from budgeted amounts will be added to the balance of ATCLLC's start-up costs (discussed below). To hold ATCLLC and its customers harmless, the over- or under-collection will accrue a carrying charge equal to ATCLLC's return under the Midwest ISO formula grossed up for taxes. After the first year of operation, ATC will have a FERC Form No. #1 for 2001, which will form the basis for rates commencing June 1, 2002, the same as other Transmission Owners in the Midwest ISO.

     B. EXISTENCE OF A RATE TRUE-UP ELIMINATES THE NEED FOR A HEARING ON COST ESTIMATES.

     ATCLLC's proposed rates were developed using the Midwest ISO stipulated rate formula.12 While ATCLLC's rates for its first seventeen months of operations (January 1, 2001 through May 31, 2002) will be based on costs estimated without the benefit of an established operating history, there is no need to set this application for hearing to determine the reasonableness of the proposed rates. ATCLLC's actual 2001 costs will replace (or "true up") the 2001 budget estimates at the time the 2002 rates are calculated.13 The true-up will


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11   Bertsch Testimony, ATC-5, at 5.

12   The Midwest ISO rate formula was the basis of a Joint Stipulation of the
Midwest ISO Participants, the Commission Trial Staff and Other Undersigned Parties Regarding Certain Issues Set For Hearing, which was submitted as an exhibit in the Midwest ISO proceeding on June 10, 1999. The Presiding Judge issued an initial decision in that proceeding on November 26, 1999, which is currently pending before the Commission on exceptions. Midwest Independent Transmission System Operator, Inc., 89 FERC P. 63,008 (1999), pending on exceptions. Should the Commission order any changes to the stipulated formula, ATCLLC will incorporate those changes.

13   See, e.g., Boston Edison Company, 91 FERC P. 61,198 (2000) (accepting formula rate with true up mechanism). The Boston Edison formula approved by the Commission is based on estimated costs for the billing period rather than historical costs as in the Midwest ISO formula.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 8


correct for any over- or under-collection of costs and hold customers and ATCLLC harmless from any over- or under-collection with the addition of appropriate carrying charges.

     ATCLLC is requesting the Commission to approve the ATCLLC's proposed formula for calculating rates. It is not seeking the Commission's approval of any particular cost estimate. Such approval is not necessary when actual costs will be substituted at the next rate change. Conducting discovery and a hearing on estimates that will eventually be trued up (with all parties made whole) is premature and would serve no useful purpose. Actual 2001 costs (as stated in ATCLLC's 2001 Form No. 1) will be used to calculate ATCLLC's rates for the rate period from June 1, 2002 through May 31, 2003. If, at that time parties contend that the actual costs used to calculate the rates are unjust and unreasonable, they should challenge the prudence of those actual costs at that time.

     With the true-up mechanism in place, ATCLLC has no incentive to over- or under- estimate its 2001 operating costs. A hearing on ATCLLC's budget estimates would not be an efficient use of the Commission's or interested parties' resources. Moreover, many of ATCLLC's operating expenses will be reviewed by the Public Service Commission of Wisconsin in its proceeding regarding the affiliated interest agreements between ATCLLC and the contributing utilities. Thus, there is no need for a hearing on the reasonableness of ATCLLC's budget estimates.14

     C.   START-UP COSTS

     ATCLLC has developed an adder to collect for its start-up and development costs. These costs were incurred before ATCLLC began operating and are proposed to be amortized over a five-year period.15 Start-up and development costs are those expenses incurred during the year 2000 that will be capitalized as


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14   The lack of a need for a hearing on these same estimated costs was discussed in ATCLLC's Motion for Leave to File Response and Response to Interventions and Protests, filed on September 5, 2000, in response to the interventions and protests filed in Docket No. ER00-3316.

15   Bertsch Testimony, ATC-5, at 9; the startup costs will be added to the annual transmission revenue requirement (ATRR) produced by the Midwest ISO formula. OATT, ATC-8, Attachment O.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 9


pre-operating costs and amortized over a five-year period.16 These costs largely consist of deferred compensation and benefits associated with personnel hired before the first day of operations, consultants for legal, accounting, finance, tax and employee benefits issues, executive search and relocation expenses, and information technology purchases and installation. The total cost for start-up activities is estimated to be $17.7 million. These costs will be incurred through the end of the year prior to start-up on January 1, 2001.17

     D.   DEVELOPMENT OF THE NETWORK RATES - FIVE-YEAR PHASE-IN

     ATCLLC's proposed network rates were developed in the basic load ratio share manner prescribed in the Order No. 888 pro forma open access tariff. To eliminate rate shock that would occur in moving to an average system rate in one step, Act 9 requires that network rates be phased-in to the average rate over five years. ATCLLC's rate phase mechanism begins with base rates established for each of the four rate zone areas, WEPCO, WPSC, WPL and MGE. Each utility used its 1999 Form No. 1 data and applied it to the Midwest ISO rate formula to develop a uniformly calculated base rate for each area.18

The ATCLLC average rate is a weighted average of the four base rates calculated with the 1999 Form No. 1 data for each utility and weighted according to each utility's load.19 For the first year of the phase-in, each utility's base rate was moved toward the ATCLLC average by an amount equal to 20% of the difference between each utility's base rate and the ATCLLC average rate. For the second, third, fourth and fifth years of the phase-in, the rates will be adjusted by 25%, 33%, 50% and 100%, respectively.20 The ATCLLC average rate will change each year, depending on the amount of capital additions.


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16   Ebright Testimony, ATC-1, at 19.

17   Start-up costs will be trued up to actual expenses in the same manner as the estimated operating expenses. Ebright Testimony, ATC-1, at 20.

18 The 1999 Form No. 1 balances were adjusted to exclude A&G expenses to account for differences in the proportion of A&G each utility allocates to transmission. Bertsch Testimony, ATC-5, at 13; ATC-8, Schedule 9. The appropriateness of using the 1999 Form No. 1 as the starting point for the network phase in was discussed in ATCLLC's Response to Interventions and Protests in Docket No. ER00-3316-000, at 21.

19   As stated above, these rates are illustrative and may be subject to a compliance filing to incorporate final budget estimates.

20   OATT, ATC-8, at Schedule 9.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 10


Without the phase-in mechanism, an immediate move to a system average rate would impose substantial cost increases on lower cost utilities, such as WEPCO and WPSC. The rate phase-in, by itself, does not increase overall transmission costs on the system. After the five-year transition period, ATCLLC will have single-system average point to point and network service rates for the entire ATCLLC system. Because it minimizes rate increases for certain customers and does not increase overall costs on the system, the rate phase-in is a just and reasonable means of moving toward system-average rates.

     E.   DEVELOPMENT OF THE POINT-TO-POINT RATE

     ATCLLC's point-to-point rate for through and out service will be the system average rate of all ATCLLC facilities.21 In addition to the "through" and "out" point-to-point rates, ATCLLC has proposed four intra-area (i.e., "into" and "within") point-to-point rates for service that is wholly within one network rate zone. The intra-area point-to-point rates were developed using the effective phased-in network rates for each area. After the phase-in is complete, intra-zonal transactions will be charged the same rate as the average rate for through and out transactions.

     F.   ANCILLARY SERVICES RATES/LOSSES

     ATCLLC is statutorily prohibited from owning generation and will have to contract with existing generators to fulfill its supplier of last resort function for generation-related ancillary services under its OATT. For Schedules 2 through 6, customers have a choice to supply their own ancillary services or purchase them from a third party. If purchased from ATCLLC, costs for Ancillary Services in Schedules 2 through 6 will be a pass-through of the costs ATCLLC must pay to the utilities providing the service.22 These services will be provided to ATCLLC pursuant to rate schedules on file with the Commission.

     ATCLLC will provide service under Schedule 1 - Scheduling, System Control and Dispatch. ATCLLC's customers must purchase this service from ATCLLC.23


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21   OATT, ATC-8, at Schedules 7 and 8.

22   OATT, ATC-8, at Schedules 2-6.

23   OATT, ATC-8, Schedule 1.


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The Honorable David P. Boergers, Secretary
December 15, 2000
Page 11


Schedule 1 charges were developed based on ATCLLC's estimated Account 561 costs for the year 2001 divided by the 2001 billing determinants. The estimated Account 561 costs will be trued up to actuals in the same manner as the O&M and A&G expenses, as discussed above.

     Currently, each of the four Distributed Control Areas (DCAs), corresponding to the services areas of WEPCO, WPSC, WPL and MGE, will self-provide network service losses for its bundled load in real time. Because this self-provision of losses is a natural function of balancing an area metered by ties to other transmission entities, to make the transition easier, DCAs will continue to self-provide network service losses in the same manner.24 Once the Midwest ISO is operational, losses will be provided under the Midwest ISO tariff. A "Load Balancing Area," such as WPPI, that balances its load and generation inside one or more of the DCAs, will provide network losses through payment schedules that are based on the network loss rates of the individual DCAs.25 As with the network service rates, ATCLLC proposes to phase-in network losses to a single rate over a five-year period.

     Point-to-point transmission customers taking "through" and "out" service will provide losses at an average ATCLLC loss rate (to correspond with the average through and out transmission rate). For intra-area point-to-point service, customers will provide losses at a loss rate based on the loss rate for the DCA where the loads are located.

     G.   ATCLLC'S OPERATING BUDGET/RATE BASE

     Because ATCLLC has no historical operating expense data, the budget was largely developed using a zero-based budgeting method, whereby expenses were estimated by considering the operational responsibility of each department within the company.26 ATCLLC's estimates were then compared to costs of similar departments at other utilities. For example, the number of personnel for each department was based on estimates gathered from the number of personnel at similar departments at various utilities. ATCLLC's A&G and O&M expenses amount to an estimated $64.6 million for the year 2001.27


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24   Bertsch Testimony, ATC-5, at 20.

25   Attachment M to the ATCLLC OATT, ATC-8.

26   Ebright Testimony, ATC-1, at 8

27   Ebright Testimony, ATC-1, at 12-13. ATCLLC's July 31, 2000 transmittal letter contains a more detailed description of ATCLLC's operating budget.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 12


     To develop a revenue requirement for ratemaking purposes, the 2001 budget estimates were then applied to the Midwest ISO rate formula. As discussed in more detail by Witness Bertsch, the Year 2001 estimates will be trued up to the actual expenses when the 2002 rates are calculated.28

     As part of its budgeted expenses, ATCLLC proposes an EPRI contribution of $1 million. This contribution is for projects related solely to the development of electricity transmission technology. ATC-1 at 17. ATCLLC will not have its own research and development department and instead plans to direct the $1 million in research funds to EPRI for the development of certain transmission related projects. ATCLLC's contribution to EPRI is not duplicative of contributions made by former transmission owners.29 ATCLLC, as a regional transmission entity, is the most appropriate entity to make research contributions because the former transmission owners will no longer have an interest in new transmission technology once they divest to ATCLLC. Moreover, ATCLLC's contribution to EPRI for much needed technological transmission research benefits ATCLLC's customers and is more cost effective than if ATCLLC established its own R&D department, which would otherwise be rate-recoverable. Thus, ATCLLC submits that this contribution is just and reasonable.30


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28   Bertsch Testimony, ATC-5 at 6-7.

29   Testimony of John Ebright, ATC-2 at 17.

30   ATCLLC's Response to Interventions and Protests in Docket No.
ER00-3316-000 at 25, responds to intervenors allegations that such expenses are improper.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 13


     With respect to ATCLLC transmission rate base, Act 9 defines all facilities 130 kV and above as transmission. Non-radial facilities between 50 kV and 130 kV are rebuttably presumed to be transmission facilities, while radial facilities and non-radial facilities below 50 kV are rebuttably presumed not to be transmission facilities. The Public Service Commission of Wisconsin (PSCW) has determined that all facilities operated at or above nominal voltages of 50 kV, including radial facilities, are "transmission facilities" for purposes of the ATCLLC (subject to a party's right to request an exemption for particular lines). A copy of the Wisconsin PSC order is attached as Appendix 5 in Volume ! of the July 31, 2000 filing.31

     ATCLLC will calculate depreciation expense based on the rates currently being applied to the transmission facilities by each utility.32 For example, the depreciation expense for assets being transferred from WPL will be based on the existing WPL system depreciation rates. In the next few years, ATCLLC will likely perform a depreciation study and apply for authorization to use a uniform depreciation rate for all of the transferred transmission assets.

     H.   ATCLLC'S PROPOSED RETURN ON EQUITY IS JUST AND REASONABLE.

     The return on equity (ROE) that ATCLLC proposes to use in deriving its rates is 12.2%, based on a debt/equity capitalization ratio of 50% debt and 50% equity.33 As demonstrated in the testimony of ATCLLC's witness Avera, a 12.2% return on equity is the lowest reasonable return on equity that is supported by his analysis and Commission precedent.34 A return on equity of 12.2% is


------------------------
31   Wis. Stat.ss. 196.485(5)(d). Act 9 defines all facilities 130 kV and above as transmission. Non-radial facilities between 50 kV and 130 kV are rebuttably presumed to be transmission facilities. Radial facilities and non-radial facilities below 50 kV are rebuttably presumed not to be transmission facilities. The Public Service Commission of Wisconsin (PSCW) has determined that all facilities operated at or above nominal voltages of 50 kV, including radial facilities, are "transmission facilities" for purposes of the ATCLLC. Parties can request an exemption from these general classifications for particular lines. Investigation into the Classification of Transmission Facilities Pursuant to Wis. Stat.ss. 196.485(1)(h), Docket No. 05-EI-119, July 13, 2000.

32   Ebright Testimony, ATC-1, at 19.

33   Ebright Testimony, ATC-1, at 29.

34   Avera Testimony, ATC-11, at 25.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 14


currently authorized for two of the companies that will be transferring their facilities to ATCLLC. ATCLLC's capitalization is based on the net book value of the assets to be contributed to the company, the cash contributions to be made by companies not contributing transmission assets, and the private placement borrowing that ATCLLC plans to undertake in the first quarter of 2001. This will bring ATCLLC's capital structure to approximately 50% debt and 50% equity. The assumed cost of long-term debt for rate of return purposes is 8% based on current yields on long-term debt instruments. The company will continue to issue long-term debt as its equity grows to maintain a 50/50 debt-to-equity ratio.35

     The 12.2% return on equity used to develop ATCLLC's rates is based on a analysis of the company's capital requirements and the perceived risks faced by potential investors. Dr. Avera conducted his analysis in accordance with the Commission's recently articulated methodology in Southern California Edison Company, 92 FERC P. 61,070 (2000) and System Energy Resources, Inc. 92 FERC
P. 61,119 (2000), which utilizes the Commission's standard constant-growth model for electric utilities.36 Therefore, the ROE should be no less than 12.2% if companies are not to be discouraged from contributing assets to a transmission company.37

     In Wisconsin, as in other parts of the country, investment in the transmission system has been inadequate. Increased demands placed on transmission systems make new investment by ATCLLC in high voltage lines imperative. As noted by Mr. Ebright, the company plans capital expenditures of approximately $260 million from 2001 through 2003.38 ATCLLC's rate base will almost double over the next 4-5 years. The level of ROE needed to attract the necessary capital for such investment will be dictated by ATCLLC's status as a small, start-up company.39 Dr. Avera recognized that, in determining the level of return needed to attract investment, no one method for estimating the cost of equity can be regarded as wholly reliable. He therefore corroborated his DCF


------------------------
35   Ebright Testimony, ATC-1 at 30.

36   Avera Testimony, ATC-11, at 35. In addition, Dr. Avera conducted an analysis of returns for natural gas pipeline companies, which, as documented in his testimony, are likely to be viewed by investors as comparable to electric transmission companies.

37   Avera Testimony, ATC-11, at 25. However, as Dr. Avera explains, this ROE may be insufficient for a company with substantial capital requirements.

38   Ebright Testimony, ATC-1, at 26.

39   Avera Testimony, ATC-11, at 26-27.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 15


results with a risk premium analysis. He also adjusted his analysis for a number of factors that would affect investors' perceptions of ATCLLC's risk profile. Those include the company's small size, its high capital requirements, the fact that the company's common stock will not be publicly traded--at least initially--and that it will incur substantial "flotation costs" once it does issue shares to the public. Factors such as these have been recognized by the Commission as warranting an upward adjustment.40

     Based on this analysis, Dr. Avera concluded that a fair rate of return on common equity would be between 12.2% and 14.5%. DR. AVERA DOES NOT BASE HIS CONCLUSIONS ON THE COMMISSION'S POLICIES IN ORDER NO. 2000.41 While ATCLLC believes that its risks merit a ROE at the high end of the range, it has proposed a ROE of 12.2%, which is the lowest ROE consistent with Dr. Avera's analysis. ATCLLC submits, therefore, that a ROE of 12.2% is just and reasonable.

     In Docket No. ER00-3316, several parties contested ATCLLC's proposed 12.2% return on equity as being too high.42 No party, however, offered any support for an argument that a lower ROE is just and reasonable. Bare allegations of unreasonableness are not sufficient.43 Equally unsupported were the


------------------------
40   Id. at 52-54.. When taking into account ATCLLC's relatively small size and the financing adjustments, the bottom of the Dr. Avera's range is 12.2 percent. Even without the size and financing adjustments, however, Dr. Avera's constant growth DCF analysis produces a zone of reasonableness of 11.1 to 15.1 percent, which fully supports his recommended 12.2 percent.

41   In the December 14, 2000 order in Docket No. ER00-3316-000, the
Commission interpreted Dr. Avera's testimony as suggesting that the ROE in this case should be evaluated in the context of Order No. 2000. Slip Op. at 15, n.21. However, as shown in Dr. Avera's Testimony, ATC-11, at 4-6, 27, 28-53, he bases his conclusions on the results of capital market analyses. His references to Order No. 2000 were to acknowledge the need for investment in transmission assets and the benefits and risks of those investments.

42   WIEG at 3; UPTDU at 18-20; WTCG at 8-9. WIEG also contends that ATCLLC's proposed common equity ratio of 50% is also too high. The common equity ratio, however, will be trued-up each year to actual.

43   Northern States Power Co., 71 FERC P. 63,016, at 65,086 (1995) (stating that "[g]enuine issues of material fact are not created by mere conjecture, or allegations...); Woolen Mill Ass'n, 917 F.2d 589, 592 (D.C. Cir. 1990) (holding that where a party requesting an evidentiary hearing merely offers allegations or speculations without an adequate proffer, the Commission may properly disregard them. It is also the case that an evidentiary hearing is not necessary where the issues raised do not involve contested factual issues and can be disposed of summarily based on Commission policy. See Western Transmission Corp., 52 FERC P. 61,305 at 62,221 (1990) (denying a motion for rehearing where movant claimed that the Commission erred in not ordering an evidentiary hearing in a proceeding that conditionally accepted a compliance filing to establish terms and conditions for open-access and interruptible transportation service).

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 16


Intervenors' arguments that ATCLLC has no risk. As discussed in Dr. Avera's testimony, ATCLLC, as a transmission-only company, faces several kinds of operational and business risks. ATC-11 at 10-13. For example, the restructuring of the electric industry has created operational challenges for a transmission company trying to accommodate competitive markets and large scale power transfers. ATC-11 at 10. In addition, according to Dr. Avera, regulation does not shield ATCLLC from competitive risks. Transmission companies will face competition because electricity competes with other energy services and customers can build their own generation to circumvent the transmission system. ATC-11 at 11.

     ATCLLC's proposed 12.2% ROE is a conservative proposal given Dr. Avera's conclusions that the top of his recommended range of reasonable ROEs would amount to 14.5%. Moreover, 12.2% is the ROE level approved by the PSCW for certain of the Wisconsin members contributing transmission facilities.44 Two of the utilities transferring their assets are authorized to earn that return on the bulk of the transmission assets they are contributing to ATCLLC. Thus, a lower return would penalize those entities for transferring their facilities to ATCLLC and would discourage participation by other entities.45

     I.   A HEARING IS NOT REQUIRED IN THIS PROCEEDING.

     As discussed above, ATCLLC's proposed rates are reduced from the rates filed on July 31, 2000 in Docket No. ER00-3316-000. The rate issues raised by


------------------------
44   ATC-11 at 25, n.21 (noting that the 12.2% allowed ROE has not been sufficient to stimulate adequate transmission investment).

45   Southern California Edison Company, 92 FERC P. 61,070, at n. 29 (2000)
(approving an ROE of 11.6%, the same ROE level SoCal received from state regulators prior to joining the California ISO); see also New York State Electric & Gas Corp., 92 FERC P. 61,169 (2000) (concurring opinion by Commissioner Breathitt)(stating that allowance of a reasonable ROE is an important way for the Commission to encourage the development of a sufficient transmission infrastructure).

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 17


the Intervenors in that proceeding have been fully presented to the Commission in pleadings filed in that docket. Moreover, as noted in ATCLLC's September 5, 2000 response to the intervenor arguments, there are no factual issues in this proceeding that require a hearing. First, many of the issues raised were in connection with ATCLLC's budget estimates. Setting budget estimates for hearing would serve no useful purpose since the estimates will be trued up to actuals, with the time value of any over- or under-collection fully accounted for. Second, other issues, such as the starting point for the network phase-in or the inclusion of EPRI expenses can be resolved summarily because they involve no disputes of fact. Finally, with respect to ROE, no intervenor offered any evidence to support an argument that the proposed 12.2% is unjust and unreasonable. Bare allegations of unreasonableness should not be sufficient to require a hearing.

                                V. COMMUNICATIONS

All communications regarding this filing should be addressed to:

     Walter T. Woelfle                            Linda L. Walsh

     Vice President - Legal and Secretary         Hunton & Williams
     ATC Management Inc.,                         1900 K Street, NW
     Corporate Manager of ATCLLC                  Washington, DC  20006
     N16 W23217 Stone Ridge Drive                 (202) 955-1526
     P.O. Box 47                                  (202) 778-2201  Fax
     Waukesha, WI  53187-0047                     lwalsh@hunton.com
     (262) 506-6830                               -----------------
     (262) 506-6710  Fax
     wwoelfle@atcllc.com
     -------------------

                      VI. SECTION 35.13 FILING REQUIREMENTS

     A.   SECTION 35.13(B)(1) - CONTENTS OF FILING:

          The contents of this filing are as follows:

          o    this Transmittal Letter

          o    Attachment 1 - Revised Rate Schedules 7, 8 and 9

          o    Attachment 2 - List of persons receiving a copy of the filing

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 18


          o    Form of Notice

          o    Diskette containing electronic Form of Notice.

     B.   PROPOSED EFFECTIVE DATE OF RATE SCHEDULE - SECTION 35.13 (B)(2)

          ATCLLC requests an effective date for ATCLLC's rates and charges for transmission and ancillary services of January 1, 2001, to coincide with the statutory deadline in Act 9. As discussed above, ATCLLC seeks expedited treatment of this filing and requests a waiver of the notice requirements in Section 35.3(a) to permit the rates to go into effect on January 1, 2001.

     C. LIST OF PERSONS RECEIVING A COPY OF THE FILING - SECTION 35.13(B)(3) See Appendix 2.

     D. DESCRIPTION OF THE RATE SCHEDULE CHANGE - SECTION 35.13(B)(4) See discussion in Section IV.

     E. REASONS FOR THE RATE SCHEDULE CHANGE - SECTION 35.13(B)(5) See discussion in Sections IV, above.

     F.   SHOWING OF REQUISITE AGREEMENTS - SECTION 35.13(B)(6) (not applicable)

     G. COSTS OR EXPENSES THAT HAVE BEEN ALLEGED OR JUDGED TO BE ILLEGAL, DUPLICATIVE OR UNNECESSARY THAT ARE THE PRODUCT OF DISCRIMINATORY EMPLOYMENT PRACTICES - SECTION 35.13(B)(7)

          No expenses or costs included in this filing have been alleged or judged in any administrative or judicial proceeding to be illegal, duplicative or unnecessary costs that are demonstrably the product of discriminatory employment practices.

     H. FORM OF NOTICE SUITABLE FOR PUBLICATION - SECTION 35.13(B)(8) See Attachment 3.

     I. EFFECT OF THE RATE SCHEDULE CHANGE - SECTION 35.13(C) See discussion in Sections IV, above.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 19


                             VI. REQUEST FOR WAIVERS

     Because ATCLLC must begin operations by January 1, 2001, ATCLLC respectfully requests the following waivers and expedited consideration of this filing:

     1. waiver of the 60-day notice requirement such that the proposed rates herein can be made effective on January 1, 2001;

     2. expedited consideration of this filing, including a shortened notice period, if necessary, to enable the Commission to issue an order accepting the proposed rates as soon as reasonably possible within the 60-day notice period; and 46

     3. waiver of the Commission's Part 35 filing requirements and Order No. 614 to allow ATCLLC to incorporate by reference testimony and exhibits filed by ATCLLC on July 31, 2000 in support of the rates proposed herein.

ATCLLC intends to begin operations on January 1, 2001, pursuant to 1999 Wisconsin Act 9 ("Act 9") based on this filing and the requested waivers. ATCLLC requests any additional waivers necessary to permit ATCLLC's proposed OATT and rates therein to go into effect on January 1, 2001.


------------------------
46   ATCLLC is sending a copy of this filing to the entities listed in
Attachment 2 (entities who were sent copies of ATCLLC's July 31, 2000 rate filing) and to the entities on the official service list in Docket No. ER00-3316-000.

The Honorable David P. Boergers, Secretary
December 15, 2000
Page 20


                                 VI. CONCLUSION

     As discussed above and in the testimony filed in Docket No. ER00-3316-000, ATCLLC's proposed open access transmission rates and proposed rate of return on equity of 12.2 percent are just and reasonable and should be accepted by the Commission with an effective date of January 1, 2001 without suspension or hearing. In addition, the Commission should grant ATCLLC the waivers requested herein.

                                             Respectfully submitted,



     Walter T. Woelfle                       Linda L. Walsh

     Vice President - Legal and Secretary    Hunton & Williams
     ATC Management Inc.,                    1900 K Street, NW
     Corporate Manager of ATCLLC             Washington, DC  20006
     N16 W23217 Stone Ridge Drive            (202) 955-1526
     P.O. Box 47                             (202) 778-2201  Fax
     Waukesha, WI  53187-0047                lwalsh@hunton.com
     (262) 506-6830                          -----------------
     (262) 506-6710  Fax
     wwoelfle@atcllc.com
     -------------------


enc.

cc: Entities listed in Attachment 2.